Exhibit 99.2

IRC Determines BRUKINSA® (Zanubrutinib) Demonstrates Superior Overall Response Rate Versus Ibrutinib in Final Response Analysis of ALPINE Trial in Chronic Lymphocytic Leukemia

Final Response Analysis from Global Phase 3 ALPINE Trial Provides Additional Support for Potential Use of BRUKINSA in Relapsed or Refractory CLL/SLL

BRUKINSA Safety Results Consistent with ALPINE Interim Analysis

CAMBRIDGE, Mass., BASEL, Switzerland and BEIJING - April 11, 2022 - BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global biotechnology company focused on developing and commercializing innovative medicines worldwide, today announced results from the Phase 3 ALPINE trial showing BTK inhibitor BRUKINSA® (zanubrutinib) demonstrated superiority versus ibrutinib in overall response rate (ORR) as assessed by an Independent Review Committee (IRC) in adult patients with relapsed or refractory (R/R) chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL).

After achieving superiority in the primary endpoint of investigator-assessed overall response rate at the interim analysis, in this final response analysis, BRUKINSA met the primary endpoint of superiority over ibrutinib in ORR as determined by IRC, with a response rate of 80.4% versus 72.9% (2-sided p=0.0264). ORR is defined as the combined rate of complete responses (CR) and partial responses (PR). A total of 652 patients were enrolled in the ALPINE trial across Europe (60%), the United States (17%), China (14%), New Zealand and Australia (9%) and were followed for a median of 24.2 months. The next planned analysis of ALPINE data will be the PFS final analysis.

BRUKINSA was generally well tolerated with safety results consistent with previous studies. A prespecified safety analysis showed the rate of atrial fibrillation or flutter continued to be lower in the BRUKINSA arm. The rate of atrial fibrillation or flutter at 24.2 months of median follow-up was 4.6% (n=15) in the BRUKINSA arm and 12.0% (n=39) in the ibrutinib arm. Among 324 patients in each arm, 13.0% (n=42) of patients who received BRUKINSA discontinued treatment due to adverse events compared to 17.6% (n=57) of patients who received ibrutinib. The most commonly reported grade 3 or higher adverse events for BRUKINSA versus ibrutinib, respectively, were neutropenia (14.2% vs. 13.9%), hypertension (12.7% vs. 10.2%), pneumonia (4% vs. 7.4%), neutrophil count decreased (4.3% vs. 4.0%), COVID-19 pneumonia (4.3% vs. 3.1%).

“We are pleased to announce updated topline data from the Phase 3 ALPINE trial for BRUKINSA, which demonstrated a superior overall response rate versus ibrutinib in CLL patients who have seen their disease return or spread after prior therapy,” said Dr. Lai Wang, Global Head of Research & Development at BeiGene. “We understand that for people living with CLL and their families, relapse and treatment resistance are especially devastating. That's why we are encouraged by this final response analysis, which adds to the growing body of clinical evidence for BRUKINSA as a potential treatment for CLL.”

BeiGene has submitted results from the ALPINE trial in support of marketing authorization applications for BRUKINSA in CLL in the U.S., EU and other markets around the world. In February 2022, BeiGene announced that the U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA) have accepted supplemental new drug applications for BRUKINSA in CLL. In the U.S., the Prescription Drug User Fee Act (PDUFA) target action date is October 22, 2022.

Interim results from the ALPINE trial representing a 12-month study follow-up were presented at the 26th European Hematology Association 2021 (EHA2021) Virtual Congress in June 2021 and showed BRUKINSA demonstrated superiority in ORR versus ibrutinib, per investigator assessment.

About Chronic Lymphocytic Leukemia

Chronic lymphocytic leukemia is the most common form of leukemia in adults. CLL accounts for about one quarter of new cases of leukemia, and in 2021 there were more than 21,000 new cases diagnosed in the U.S. In 2018, there were an estimated 195,129 people living with chronic lymphocytic leukemia in the United States.i CLL begins in cells that become certain white blood cells (lymphocytes) in the bone marrow but then go into the blood. Proliferation of cancer cells (leukemia) in the marrow result in reduced ability to fight infection and spread into the blood, which affects other parts of the body including the lymph nodes, liver and spleen.ii,iii,iv The BTK pathway is a known route that signals malignant B cells and contributes to the onset of CLL.v Small lymphocytic lymphoma is a non-Hodgkin’s lymphoma affecting the B-lymphocytes of the immune system, which shares many similarities to CLL but with cancer cells found mostly in lymph nodes.vi

About ALPINE

ALPINE is a randomized, global Phase 3 trial (NCT03734016) comparing BRUKINSA against ibrutinib in previously treated patients with relapsed or refractory chronic lymphocytic leukemia CLL or SLL.

In the trial, a total of 652 patients were randomized into two arms, with the first receiving BRUKINSA (160 mg orally twice daily) and the second receiving ibrutinib (420 mg orally once daily) until disease progression or unacceptable toxicity. The primary analysis of ORR, defined by pre-specified non-inferiority of BRUKINSA versus ibrutinib, was assessed by investigator and IRC using the modified 2008 iwCLL guidelines, with modification for treatment-related lymphocytosis for patients with CLL, and per Lugano Classification for non-Hodgkin’s lymphoma for patients with SLL. There was hierarchical testing of non-inferiority followed by superiority in ORR as assessed by investigator and IRC. Key secondary endpoints include PFS and event rate of atrial fibrillation or flutter; other secondary endpoints include duration of response, overall survival, and incidence of adverse events. The study is ongoing with a planned formal analysis of PFS when the target number of events is reached.

About BRUKINSA

BRUKINSA is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA was specifically designed to deliver complete and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

BRUKINSA has previously been approved for three indications in the United States: for the treatment of mantle cell lymphoma (MCL) in adult patients who have received at least one prior therapy (Nov. 2019)*; for the treatment of adult patients with Waldenström’s macroglobulinemia (WM) (Aug. 2021); and for the treatment of adult patients with relapsed or refractory marginal zone lymphoma (MZL) who have received at least one anti-CD20-based regimen (Sept. 2021)*.

BRUKINSA is supported by a broad clinical program which includes more than 3,900 subjects in 35 trials across 28 markets. To date, BRUKINSA has received more than 20 approvals covering more than 40 countries and regions, including the United States, China, the EU and Great Britain, Canada, Australia and additional international markets. Currently, more than 40 additional regulatory submissions are in review around the world.

* This indication was approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

IMPORTANT U.S. SAFETY INFORMATION FOR BRUKINSA (ZANUBRUTINIB)

Warnings and Precautions

Hemorrhage

Fatal and serious hemorrhagic events have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher hemorrhage including intracranial and gastrointestinal hemorrhage, hematuria and hemothorax have been reported in 3.4% of patients treated with BRUKINSA monotherapy. Hemorrhage events of any grade occurred in 35% of patients treated with BRUKINSA monotherapy.

Bleeding events have occurred in patients with and without concomitant antiplatelet or anticoagulation therapy. Co-administration of BRUKINSA with antiplatelet or anticoagulant medications may further increase the risk of hemorrhage.

Monitor for signs and symptoms of bleeding. Discontinue BRUKINSA if intracranial hemorrhage of any grade occurs. Consider the benefit-risk of withholding BRUKINSA for 3-7 days pre- and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections

Fatal and serious infections (including bacterial, viral, or fungal) and opportunistic infections have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher infections occurred in 27% of patients, most commonly pneumonia. Infections due to hepatitis B virus (HBV) reactivation have occurred.

Consider prophylaxis for herpes simplex virus, pneumocystis jiroveci pneumonia and other infections according to standard of care in patients who are at increased risk for infections. Monitor and evaluate patients for fever or other signs and symptoms of infection and treat appropriately.

Cytopenias

Grade 3 or 4 cytopenias, including neutropenia (26%), thrombocytopenia (11%) and anemia (8%) based on laboratory measurements, developed in patients treated with BRUKINSA monotherapy. Grade 4 neutropenia occurred in 13% of patients, and Grade 4 thrombocytopenia occurred in 3.6% of patients.

Monitor complete blood counts regularly during treatment and interrupt treatment, reduce the dose, or discontinue treatment as warranted. Treat using growth factor or transfusions, as needed.

Second Primary Malignancies

Second primary malignancies, including non-skin carcinoma, have occurred in 14% of patients treated with BRUKINSA monotherapy. The most frequent second primary malignancy was non-melanoma skin cancer, reported in 8% of patients. Other second primary malignancies included malignant solid tumors (4.0%), melanoma (1.7%) and hematologic malignancies (1.2%). Advise patients to use sun protection and monitor patients for the development of second primary malignancies.

Cardiac Arrhythmias

Atrial fibrillation and atrial flutter were reported in 3.2% of patients treated with BRUKINSA monotherapy. Patients with cardiac risk factors, hypertension, and acute infections may be at increased risk. Grade 3 or higher events were reported in 1.1% of patients treated with BRUKINSA monotherapy. Monitor signs and symptoms for atrial fibrillation and atrial flutter and manage as appropriate.

Embryo-Fetal Toxicity

Based on findings in animals, BRUKINSA can cause fetal harm when administered to a pregnant woman. Administration of zanubrutinib to pregnant rats during the period of organogenesis caused embryo-fetal toxicity including malformations at exposures that were 5 times higher than those reported in patients at the recommended dose of 160 mg twice daily. Advise women to avoid becoming pregnant while taking BRUKINSA and for 1 week after the last dose. Advise men to avoid fathering a child during treatment and for 1 week after the last dose.

If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

Adverse reactions

The most common adverse reactions, including laboratory abnormalities, in ≥ 30% of patients who received BRUKINSA (N = 847) included decreased neutrophil count (54%), upper respiratory tract infection (47%), decreased platelet count (41%), hemorrhage (35%), decreased lymphocyte count (31%), rash (31%) and musculoskeletal pain (30%).

Drug Interactions

CYP3A Inhibitors: When BRUKINSA is co-administered with a strong CYP3A inhibitor, reduce BRUKINSA dose to 80 mg once daily. For coadministration with a moderate CYP3A inhibitor, reduce BRUKINSA dose to 80 mg twice daily.

CYP3A Inducers: Avoid coadministration with moderate or strong CYP3A inducers.

Specific Populations

Hepatic Impairment: The recommended dose of BRUKINSA for patients with severe hepatic impairment is 80 mg orally twice daily.

Please see full U.S. Prescribing Information at www.beigene.com/PDF/BRUKINSAUSPI.pdf and Patient Information at www.beigene.com/PDF/BRUKINSAUSPPI.pdf.

BeiGene Oncology

BeiGene is committed to advancing best- and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D and medical affairs team of approximately 2,900 colleagues dedicated to advancing more than 100 clinical trials that have involved more than 14,500 subjects. Our expansive portfolio is directed predominantly by our internal colleagues supporting clinical trials in more than 45 countries and regions. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. BeiGene currently has three approved medicines discovered and developed in our own labs: BTK inhibitor BRUKINSA in the United States, China, the EU and U.K., Canada, Australia and additional international markets; and the non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab as well as the PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen, Bristol Myers Squibb, EUSA Pharma and Bio-Thera. We also plan to address greater areas of unmet need globally through our other collaborations including with Mirati Therapeutics, Seagen, and Zymeworks.

In January 2021 BeiGene and Novartis announced a collaboration granting Novartis rights to co-develop, manufacture, and commercialize BeiGene’s anti-PD1 antibody tislelizumab in North America, Europe, and Japan. Building upon this productive collaboration, including a biologics license application (BLA) under FDA review, BeiGene and Novartis announced an option, collaboration and license agreement in December 2021 for BeiGene’s TIGIT inhibitor ociperlimab that is in Phase 3 development. Novartis and BeiGene also entered into a strategic commercial agreement through which BeiGene will promote five approved Novartis Oncology products across designated regions of China.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 8,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding future development, regulatory filings and potential commercialization of BRUKINSA in the United States and other markets, the potential for BRUKINSA to provide improved clinical benefits with advantages in safety, the potential commercial opportunity for BRUKINSA, and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene.” Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, manufacturing, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

i National Cancer Institute. Available here: https://seer.cancer.gov/statfacts/html/clyl.html

ii American Cancer Society. Cancer Facts & Figures 2021. Atlanta; American Cancer Society; 2021. Available here: https://www.cancer.org/research/cancer-facts-statistics/all-cancer-facts-figures/cancer-facts-figures-2021.html

iii Global Burden of Disease Cancer Collaboration. Global, Regional, and National Cancer Incidence, Mortality, Years of Life Lost, Years Lived With Disability, and Disability-Adjusted Life-Years for 29 Cancer Groups, 1990 to 2017. JAMA Oncol. 2019;5(12):1749-1768.

iv National Cancer Institute. Chronic Lymphocytic Leukemia Treatment (PDQ®)–Patient Version. Available here: https://www.cancer.gov/types/leukemia/hp/cll-treatment-pdq

v Haselager MV et al. Proliferative Signals in Chronic Lymphocytic Leukemia; What Are We Missing? Front Oncol. 2020; 10: 592205.

vi Cancer Support Community. Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma. Available here: https://www.cancersupportcommunity.org/chronic-lymphocytic-leukemiasmall-lymphocytic-lymphoma.

Investor Contact
Kevin Mannix
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ir@beigene.com

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